Exhibit 99

100 Mission Ridge / Goodlettsville, Tennessee 37072-2170 / Telephone: (615) 855-4000 / www.dollargeneral.com

DOLLAR GENERAL RESPONDS TO COMMENTS FROM DOLLAR TREE

Actively Engaged in Ongoing FTC Regulatory Review Process

Remains Committed to Acquisition of Family Dollar

GOODLETTSVILLE, Tenn. (BUSINESS WIRE), December 5, 2014—Dollar General Corporation (NYSE: DG) today issued the following statement in response to comments made by Dollar Tree, Inc. (Nasdaq: DLTR) (“Dollar Tree”) regarding its view of potential store divestitures that may be required by the Federal Trade Commission (“FTC”) in either a Dollar Tree/Family Dollar Stores, Inc. (NYSE: FDO) (“Family Dollar”) or a Dollar General/Family Dollar combination.

Dollar General’s documents and data tell a very different story from that contained in the press release issued today by Dollar Tree. As Dollar General previously has stated, Walmart, not Family Dollar, is the primary driver regarding Dollar General’s strategic pricing decisions, and more than 90% of Dollar General’s SKUs are nationally priced (i.e., not subject to zone pricing). Dollar General is confident that its approach to strategic and pricing decisions is both correct and superior to that of Family Dollar and Dollar General has no intention of adopting a flawed strategy — either now or after an acquisition of Family Dollar — that it believes would impair its ability to compete with Walmart and lead to inferior financial performance.

Dollar General is actively engaged in discussions with the Federal Trade Commission (“FTC”) regarding the extent of potential divestitures that would be required in connection with an acquisition of Family Dollar and has been making good progress. Over the past few weeks, Dollar General has provided the FTC with tens of thousands of documents supporting the above facts and its broad view of competition. There is no reason to believe that the FTC would take into account only Family Dollar’s documents and data or afford them greater significance than Dollar General’s own evidence.

As stated in Dollar General’s press release of December 4, 2014, Dollar General will continue to work with the FTC and expects to provide an update in sufficient time to allow Family Dollar shareholders to review such information prior to the Family Dollar shareholders’ meeting now scheduled for December 23, 2014.

Forward-Looking Statements

Dollar General includes “forward-looking statements” within the meaning of the federal securities laws throughout this release. A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “scheduled,” “may,” “will,” “could,” “should,” “would,” “expect,” “believe,” “anticipate,” “project,” “plan,” “estimate,” “forecast,” “goal,” “objective,” “committed,” “intend,” “continue,” or “will likely result,” and similar expressions that concern Dollar General’s strategy, plans, intentions or beliefs about future occurrences or results.

Forward-looking statements are subject to risks, uncertainties and other factors that may change at any time and may cause actual results to differ materially from those that Dollar General expected. Many of these statements are derived from Dollar General’s operating budgets and forecasts, which are based on many detailed assumptions that Dollar General believes are reasonable, or are based on various assumptions about certain plans, activities or events which we expect will or may occur in the future. However, it is very difficult to predict the effect of known factors, and Dollar General cannot anticipate all factors that could affect actual results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors, including those factors disclosed under “Risk Factors” in Dollar General’s most recent Annual Report on Form 10-K and any subsequent quarterly filings on Form 10-Q filed with the Securities and Exchange Commission.

All forward-looking statements are qualified in their entirety by the cautionary statements that Dollar General makes from time to time in its SEC filings and public communications. Dollar General cannot assure the reader that it will realize the results or developments Dollar General anticipates, or, even if substantially realized, that they will result in the consequences or affect Dollar General or its operations in the way Dollar General expects. Forward-looking statements speak only as of the date made. Dollar General undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, Dollar General.

Important Additional Information

Dollar General has filed a definitive proxy statement and relevant documents in connection with the special meeting of the shareholders of Family Dollar at which the Family Dollar shareholders will consider certain proposals regarding the potential acquisition of Family Dollar by Dollar Tree, Inc. (the “Special Meeting Proposals”). Dollar General and its directors and executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from Family Dollar’s shareholders in connection with the Special Meeting Proposals. SHAREHOLDERS OF FAMILY DOLLAR ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by Dollar General at the SEC’s web site at http://www.sec.gov or by contacting the information agent for the proxy solicitation, Innisfree M&A Incorporated, at (877) 750-5837 (toll free for shareholders) or (212) 750-5833 (collect for banks and brokers).

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for 75 years. Dollar General helps shoppers Save time. Save money. Every day!® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, house wares and seasonal items at low everyday prices in convenient neighborhood locations. With more than 11,500 stores in 40 states, Dollar General has more retail locations than any retailer in America. In addition to high quality private brands, Dollar General sells products from America’s most-trusted manufacturers such as Clorox, Energizer, Procter & Gamble, Hanes, Coca-Cola, Mars, Unilever, Nestle, Kimberly-Clark, Kellogg’s, General Mills, and PepsiCo. For more information on Dollar General, please visit www.dollargeneral.com.

Contact Information

Investors:
Mary Winn Pilkington	(615) 855-5536
Emma Jo Kauffman	(615) 855-5525
Media:
Brunswick Group:
Steve Lipin or Shahed Larson	(212) 333-3810
Dollar General Corporation:
Media Hotline	(877) 944-DGPR (3477)
Dan MacDonald	(615) 855-5209
Crystal Ghassemi	(615) 855-5210